Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES AUGUST CASH DISTRIBUTION
     DALLAS, Texas, August 21, 2009 — Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.079435 per unit, payable on September 15, 2009, to unit holders of record on August 31, 2009. Permian’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/.
     This month’s distribution increased slightly from the previous month due primarily to an increase in the price of oil and gas. This would primarily reflect production for the month of June. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 45,619 bbls and 196,763 Mcf. The average price for oil was $65.08 per bbl and for gas was $4.76 per Mcf. Capital expenditures were approximately $915,847. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)

Current Month	45,619	196,763	$65.08	$4.76

Prior Month	50,177	226,936	$53.93	$4.19
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) became the new transfer agent and registrar for Permian Basin Royalty Trust. Unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions at the dedicated toll free number 1-800-358-5861.
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Contact:    Ron E. Hooper
  Senior Vice President
  U.S. Trust, Bank of America Private Wealth Management, Trustee
  Toll Free — 1.877.228.5085